Exhibit 99.1

FOR IMMEDIATE DISTRIBUTION

CONTACT:	Corporate Communications
404-715-2554, media@delta.com

Investor Relations
404-715-2170

Delta Reports Solid Financial and Operating Performance in March

ATLANTA, April 3, 2012 – Delta Air Lines (NYSE: DAL) today reported its financial and operating performance for March 2012.

March consolidated passenger unit revenue (PRASM) increased 13.0 percent compared to the prior year period as a result of strong demand, particularly from corporate customers, which generated improvements in yield and load factor across all regions. Revenue for the month exceeded prior expectations on improved close-in bookings and better Pacific performance.  System traffic increased 2.0 percent on a 3.4 percent reduction in capacity, resulting in a 4.4 point improvement in load factor.

Delta employees also continued to make improvements to operating performance, a key satisfaction driver for customers. The company’s preliminary DOT on-time arrival rate of 85.7 percent was 7.2 points higher year over year, and its mainline completion factor increased 0.6 points to 99.7 percent.

The company’s financial and operational performance is detailed below.

Preliminary Financial and Operational Results – March 2012
Consolidated PRASM change year over year	13.0%
Consolidated average fuel price	$3.37
On-time performance (preliminary DOT A14)	85.7%
Mainline completion factor	99.7%

Note: Fuel price includes taxes, transportation, settled hedges, and hedge premiums, but excludes mark to market adjustments on open hedges.

Delta Air Lines serves more than 160 million customers each year. During the past year, Delta was named domestic “Airline of the Year” by the readers of Travel Weekly magazine, was named the “Top Tech-Friendly U.S. Airline” by PCWorld magazine for its innovation in technology and won the Business Travel News Annual Airline Survey. With an industry-leading global network, Delta and the Delta Connection carriers offer service to nearly 350 destinations in 62 countries on six continents. Headquartered in Atlanta, Delta employs 80,000 employees worldwide and operates a mainline fleet of more than 700 aircraft. A founding member of the SkyTeam global alliance, Delta participates in the industry’s leading trans-Atlantic joint venture with Air France-KLM and Alitalia. Including its worldwide alliance partners, Delta offers customers more than 13,000 daily flights, with hubs in Amsterdam, Atlanta, Cincinnati, Detroit, Memphis, Minneapolis-St. Paul, New York-LaGuardia, New York-JFK, Paris-Charles de Gaulle, Salt Lake City and Tokyo-Narita. The airline’s service includes the SkyMiles frequent flier program, a world-class airline loyalty program; the award-winning BusinessElite service; and more than 50 Delta Sky Clubs in airports worldwide. Delta is investing more than $2 billion through 2013 in airport facilities and global products, services and technology to enhance the customer experience in the air and on the ground. Customers can check in for flights, print boarding passes, check bags and review flight status at delta.com.

	Monthly Traffic Results (a)				Year to Date Traffic Results (a)

	March 2012	March 2011	Change		March 2012	March 2011	Change

RPMs (000):
Domestic	10,115,265	10,082,092	0.3%		26,229,937	26,021,965	0.8%
Delta Mainline	7,943,512	7,933,072	0.1%		20,643,607	20,515,829	0.6%
Regional	2,171,753	2,149,020	1.1%		5,586,330	5,506,136	1.5%
International	6,344,621	6,062,048	4.7%		17,129,139	16,907,399	1.3%
Latin America	1,401,372	1,333,981	5.1%		3,669,461	3,600,716	1.9%
Delta Mainline	1,388,788	1,318,832	5.3%		3,632,398	3,555,628	2.2%
Regional	12,584	15,149	(16.9%)		37,062	45,088	(17.8%)
Atlantic	2,921,419	2,932,432	(0.4%)		7,716,079	7,776,697	(0.8%)
Pacific	2,021,830	1,795,635	12.6%		5,743,600	5,529,986	3.9%
Total System	16,459,886	16,144,140	2.0%		43,359,076	42,929,364	1.0%

ASMs (000):
Domestic	11,717,753	12,108,022	(3.2%)		32,278,308	33,094,813	(2.5%)
Delta Mainline	9,044,093	9,347,784	(3.2%)		24,881,368	25,586,460	(2.8%)
Regional	2,673,660	2,760,238	(3.1%)		7,396,940	7,508,353	(1.5%)
International	7,847,458	8,155,029	(3.8%)		22,135,877	23,123,962	(4.3%)
Latin America	1,796,858	1,734,317	3.6%		4,708,934	4,727,514	(0.4%)
Delta Mainline	1,777,222	1,710,928	3.9%		4,648,148	4,656,419	(0.2%)
Regional	19,637	23,389	(16.0%)		60,787	71,095	(14.5%)
Atlantic	3,589,737	3,991,102	(10.1%)		10,349,433	11,353,634	(8.8%)
Pacific	2,460,863	2,429,610	1.3%		7,077,510	7,042,814	0.5%
Total System	19,565,211	20,263,051	(3.4%)		54,414,184	56,218,775	(3.2%)

Load Factor:
Domestic	86.3%	83.3%	3.0	pts	81.3%	78.6%	2.7	pts
Delta Mainline	87.8%	84.9%	2.9	pts	83.0%	80.2%	2.8	pts
Regional	81.2%	77.9%	3.4	pts	75.5%	73.3%	2.2	pts
International	80.8%	74.3%	6.5	pts	77.4%	73.1%	4.3	pts
Latin America	78.0%	76.9%	1.1	pts	77.9%	76.2%	1.7	pts
Delta Mainline	78.1%	77.1%	1.0	pts	78.1%	76.4%	1.7	pts
Regional	64.1%	64.8%	(0.7)	pts	61.0%	63.4%	(2.4)	pts
Atlantic	81.4%	73.5%	7.9	pts	74.6%	68.5%	6.1	pts
Pacific	82.2%	73.9%	8.3	pts	81.2%	78.5%	2.7	pts
Total System	84.1%	79.7%	4.4	pts	79.7%	76.4%	3.3	pts

Mainline Completion	99.7%	99.1%	0.6	pts	37,556,814	36,765,148	2.2%
Factor

Passengers Boarded	14,492,368	14,223,776	1.9%

Cargo Ton Miles (000):	211,532	218,614	(3.2%)		571,123	587,933	(2.9%)

Endnote:
[a] Results include flights operated under contract carrier arrangements.

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Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

March 2012

Delta sometimes uses information that is derived from its Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Certain of this information are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission rules. The non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.

•        Delta adjusts for mark to market (“MTM”) adjustments for fuel hedges recorded in periods other than the settlement period in order to evaluate the company’s financial results in the period shown.

March 2012 (preliminary)
Average price per fuel gallon including fuel expense incurred under contract carrier arrangements	$3.44
MTM adjustments for fuel hedges recorded in periods other than the settlement period	(0.07)
Average price per fuel gallon adjusted	$3.37

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